ADMINISTRATIVE SERVICES AGREEMENT

     This Agreement is made as of the 1st day of October, 2002, by and between INVESCO Funds Group, Inc. ("INVESCO"), and The Manufacturers Life Insurance Company of New York ("Manulife New York"), a New York corporation, collectively, the "Parties."

                                   WITNESSETH:

     WHEREAS, INVESCO serves as the administrator for the INVESCO Variable Investment Funds, Inc. (the "Company"); and

     WHEREAS, Manulife New York has entered into an agreement, dated October 1, 2002, with the Company, INVESCO Distributors, Inc. and INVESCO (the " Fund Participation Agreement") pursuant to which the Company will make shares of c:ertain of its managed portfolio of securities ("Portfolios") available to certain variable life insurance and/or variable annuity contracts offered by Manulife New York through certain separate accounts (the "Separate Accounts") at net asset value and with no sales charges, subject to the terms of the Fund Participation Agreement; and

     WHEREAS, the Fund Participation Agreement provides that the Company will bear the costs of preparing, filing with the Securities and Exchange Commission, printing or duplicating and mailing the Company's (or the Portfolios') prospectus, statement of additional information and any amendments or supplements thereto, periodic reports to shareholders, Fund proxy material and other shareholder communications (collectively, the "Fund Materials") required by law to be sent to owners of Contracts ("Contract Owners") who have allocated any Contract value to a Portfolio; and

     WHEREAS, the Fund Participation Agreement provides that Manulife New York, at its expense, will provide various administrative and shareholder contact services with respect to prospective and actual Variable Contract Owners of Manulife New York; and

     WHEREAS, the Fund Participation Agreement makes no provision for the rate at which each party shall incur expenses in connection with the servicing of Contract Owners who have allocated Contract value to a portfolio, including, but not limited to, responding to various Contract Owner inquiries regarding a Portfolio; and

     WHEREAS, the Parties hereto wish to allocate the expenses in a manner that is fair and equitable, and consistent with the best interests of Contract Owners; and

     WHEREAS, the Parties hereto wish to establish a means for allocating the expenses that does not entail the expense and inconvenience of separately identifying and accounting for each item of Fund expense;

     NOW THEREFORE, in consideration of the mutual benefits and promises contained herein, the Parties hereto agree as follows:

      I. SERVICES PROVIDED
         -----------------

Manulife New York agrees to provide services to the Company and INVESCO including the following:


                                                [INVESCO ICON] INVESCO(R)

a) responding to inquiries from Manulife New York Contract Owners using one or more of the Portfolios as an investment vehicle regarding the services performed by Manulife New York as they relate to INVESCO, the Company or its Portfolios;

b) providing information to INVESCO or the Company and to Contract Owners with respect to shares attributable to Contract Owner accounts;

c) communicating directly with Contract Owners concerning INVESCO or the Company's operations;

e) providing such similar services as INVESCO or the Company may reasonably request to the extent permitted or required under applicable statutes, rules and regulations.

      II. EXPENSE ALLOCATIONS
          -------------------

Subject to Section III hereof, and the provisions of Article IV of the Fund Participation Agreement, Manulife New York or its affiliates shall initially bear the costs of the following:

a)   printing  and   distributing  all  Fund  Materials  to  be  distributed  to prospective Contract Owners except as may otherwise be provided in the Fund Participation Agreement;

b) printing and distributing all sales literature or promotional material developed by Manulife New York or its affiliates and relating to the Contracts;.

c) servicing Contract Owners who have allocated Contract value to a Portfolio, which servicing shall include, but is not limited to, the items listed in Paragraph I of this Agreement.

      III. PAVMENT OF EXPENSES
           -------------------

In recognition of the substantial savings in administrative expenses to INVESCO and the Company by virtue of having a sole shareholder, Manulife New York, and having that shareholder be responsible for the servicing of the Contract Owners, INVESCO will pay an administrative service fee to Manulife New York, as described below:

a) INVESCO shall pay to Manulife New York an Administrative Services Fee (hereinafter, the "Quarterly Fee") equal to a percentage of the average daily net assets of the INVESCO VIF-Utilities Fund attributable to the Separate Account(s) offered by Manulife New York, at the annual rate referenced by the table below:

                  ASSETS                        ANNUAL % RATE

                   $1-25 Million                0.30%
                   $25-50 Million               0.35%
                   $50-100 Million              0.40%
                   $100-150 Million             0.45%
                   $Over $150 Million           0.50%


                                                 [INVESCO ICON] INVESCO(R)

          The preceding table shall be based upon aggregate net assets placed by the Manulife New York in the INVESCO VIF-Utilities Fund. The Quarterly Fee is in consideration of the expenses incurred by Manulife New York pursuant to Section II hereof. The payment of the Quarterly Fee shall (commence on the date first indicated above.

b) From time to time, the Parties hereto shall review the Quarterly Fee to determine whether it reasonably approximates the incurred and anticipated costs, over time, of Manulife New York in connection with its duties hereunder. The Parties agree to negotiate in good faith any change to the Quarterly Fee proposed by another Party in good faith. This Agreement shall not modify any of the provisions of Article IV or Article VI of the Fund Participation Agreement, but shall supplement those provisions.

      IV. TERM OF AGREEMENT
          -----------------

This Agreement shall continue in effect for so long as Manulife New York or its successor(s) in interest, or any affiliate thereof, continues to hold sharesof the Company or its Portfolios, and continues to perform in a similar capacity for the Company and INVESCO.

      V. CONFIDENTIALITY
         ---------------

Each party agrees to maintain all information about the other party that it may acquire pursuant to this Agreement in confidence, and each party agrees not to use, or permit the use of, any such information for any purpose except that set forth herein, or to disclose any such information to any person, without the prior written consent of the other party. This provision shall survive the termination of this Agreement.

      VI. INDEMNIFICATION
          ---------------

(a) Manulife New York agrees to indemnify and hold harmless the Company and INVESCO, and their officers, employees, and directors, from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of Manulife New York under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or gross negligence of the Company or INVESCO in the performance of its duties, or by reason of the reckless disregard of their obligations and duties under this Agreement.

(b) The Company and INVESCO agree to indemnify and hold harmless Manulife New York and its officers, employees, and directors from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of the Company or INVESCO under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or gross negligence of Manulife New York in the performance of its duties, or by reason of the reckless disregard of its obligations and duties under this Agreement.

                                                [INVESCO ICON] INVESCO(R)

      VII. NOTICES
           -------

Notices and communications required or permitted hereby will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

INVESCO Funds Group, Inc.
4350 South Monaco Street
Denver, CO 80237
Attn: Ronald L. Grooms, Senior Vice President
FAX: 720-624-6541

The Manufacturers Life Insurance Company of New York
73 Tremont Street, Suite 1300
Boston, MA 02108
Attention: Chief Legal Officer
FAX (617) 854-4346

      VIII. APPLICABLE LAW
            --------------

Except insofar as the Investment Company Act of 1940.or other federal laws and regulations may be controlling, this Agreement will be construed and the provisions hereof interpreted under and in accordance with Delaware law, without regard for that state's principles of conflict of laws.

      IX. EXECUTION IN COUNTERPARTS
          -------------------------

This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.

      X. SEVERABILITY
         ------------

If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

      Xl. RIGHTS CUMULATIVE
          -----------------

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

      XII. HEADINGS
           --------

The headings used in this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.




                                                [INVESCO ICON] INVESCO(R)

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.


INVESCO FUNDS GROUP, INC.                 THE MANUFACTURERS LIFE INSURANCE
                                          COMPANY OF NEW YORK


By:   /s/Ronald L. Grooms                 By:  /s/James D. Gallagher
     --------------------------                -------------------------------
Ronald L. Grooms                          Name:  James D. Gallagher
Senior Vice President & Treasurer         Title: President


INVESCO VARIABLE INVESTMENT FUNDS, INC.

By:  /s/Ronald L. Grooms
     --------------------------
Ronald L. Grooms
Treasurer
















                                                [INVESCO ICON] INVESCO(R)